Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.

CONFERENCE CALL, SECOND QUARTER

NOVEMBER 7, 2007 @ 10:00 AM EST

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss third quarter results. Joining me today is John Foy, Chief Financial Officer and Katie Reinsmidt, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share are based upon a fully diluted converted share.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

Stephen:

Thank you, Katie.

The past three months represented one of the strongest transactional quarters in our Company’s history, solidifying our growth platform in 2008 and beyond. Just in the past two weeks we have added over 1.3 million square feet of new development projects to our pipeline with the announcement of three new joint venture developments in Pittsburgh, PA, Port Orange, FL and Statesboro, GA. We also completed the $1.03 billion transaction with Westfield to dominate the St. Louis market, adding four exceptional mall properties that enhance and complement our portfolio. Just last week we announced an expansion of our international presence into Brazil, with a partnership that will not only add value today but will also provide us with opportunities to invest in the future at attractive returns. We have more great announcements that will be coming over the next few weeks and months that we look forward to making. Our business flow is strong and we are confident in our ability to generate growth. We have made progress also in the performance of our core portfolio as evidenced by the improved leasing spreads and occupancy this quarter.

DEVELOPMENT REVIEW:

Last week we announced our first South American development with Brazilian developer Tenco Realty. We will initially invest a total of approximately $15.3 million to acquire a 60.0% interest in a new retail development in Macaé, Brazil. The 220,000 square foot project, Plaza Macaé, is currently under construction with a grand opening scheduled for summer 2008. Tenco will develop and manage the center. CBL will also have the opportunity to acquire up to 51% in all future Tenco Realty developments. Tenco currently has a strong pipeline focused on the under-retailed middle markets of Brazil. The inefficiencies in the capital markets in Brazil provide us with a tremendous opportunity to capture very strong returns on these projects with an acceptable level of risk.

We continue to expand our domestic development pipeline as well. On Monday, we announced a 60/40 joint venture with Faison Enterprises of Charlotte, NC, to develop a 600,000 square foot open-air center called Settlers Ridge in metropolitan-Pittsburgh. A 150,000 square foot Giant Eagle Market District, a 16-screen Cinemark Theater and additional boxes and restaurants will anchor the project. Construction is progressing for a spring 2009 grand opening.

We also recently announced a new 550,000 square foot open-air development in Port Orange, FL. The Pavilion at Port Orange is a 50/50 joint venture with The Benchmark Group of Amherst, NY. The project will feature Belk, a 14-screen Hollywood theater, junior anchors and specialty stores and restaurants. We will begin construction early next year with the opening scheduled for fall 2009.

Another newly announced project is a 50/50 partnership with Atlanta-based Ewing Southeast Realty to develop Statesboro Crossing, a 163,000 square foot community center in Statesboro, GA. TJMaxx and Hobby Lobby will anchor the project along with a national bookstore, pet store, and office supply store and 38,000 square feet of small shops.

We are continuing to enhance our properties through anchor and big box additions. At College Square Mall in Morristown, TN we will add a new 12-screen Carmike Cinema, which will open in spring 2009.

At Hamilton Place in Chattanooga, TN, we are under construction to relocate Barnes & Noble from an existing location in an associated center into a new larger location near the mall entrance in a former theater.

We have recently celebrated grand openings for several of our new developments and expansions. Just last week we held the grand opening for Milford Marketplace, the 110,000 square foot lifestyle center located in Milford, CT. The center opened 85% leased and committed and features Ann Taylor LOFT, White House|Black Market, Jos. A. Bank and others.

Also in October, we opened Cobblestone Village at Palm Coast. The 278,000 square foot shopping center is anchored by Lowe’s and Belk and features approximately 23,000 square feet of shops.

In September, we celebrated the grand opening of York Town Center, a 294,000 square foot shopping center located near our 771,000 square foot, York Galleria mall in York, PA. The center is over 97% leased and committed and is anchored by Dick’s Sporting Goods, Best Buy, Bed Bath & Beyond, Ulta Cosmetics and others.

In Bel Air, MD the 39,000 square foot lifestyle addition to Harford Mall opened in September. The expansion is 95% leased and committed with new retailers and restaurants including Bone Fish Grill, Five Guys, and Lane Bryant.

At Northpark Mall in Joplin, MO we redeveloped a former Ward’s location into a Steve & Barry’s, which opened in August, and TJMaxx, which opened in October. This box was vacant when we purchased the mall in 2005 and we were able to extract significant value from this redevelopment.

At Westgate Mall in Spartanburg, SC, Costco opened in August in the location of the former Proffit’s department store.

In just a couple of weeks we will celebrate the grand opening of The District at CherryVale, an 84,000 square foot lifestyle addition to CherryVale Mall in Rockford, IL. Barnes & Noble, Chico’s, Coldwater Creek and other retailers will open in the new addition. The District at CherryVale is a prime example of the value creation that we can achieve at many of our properties. CherryVale Mall is an extremely successful center dominating the growing city of Rockford. The population and business growth in the area had attracted another developer who was looking to build a competing lifestyle center. As the owner of the dominant retail facility in the city, when we announced our plans for The District at CherryVale, we were able to attract the upscale lifestyle tenants to our project and keep the other project from getting under way. This is a perfect example of the barriers to entry that market dominance provides our company.

LEASING:

During the third quarter, we signed a total of approximately 1.2 million square feet of leases including approximately 543,000 square feet of development leasing and 624,000 square feet of leases in our operating portfolio. The 624,000 square feet was comprised of 288,000 square feet of new leases and 336,000 square feet of renewal leases. This compares with a total of 1.0 million square feet of leases signed in the third quarter 2006, including 297,000 square feet of development leasing and 700,000 square feet completed in the operating portfolio. Of the 700,000 square feet in the operating portfolio 340,000 square feet were new leases and 360,000 square feet were renewals.

For stabilized mall leasing in the third quarter on a same space basis, we achieved an average increase of approximately 7.1% over the prior gross rent per square foot.

Year-to-date, for same-space stabilized mall leasing, we have achieved an average increase of 9.6% over the prior gross rent per square foot.

Stabilized mall occupancy rose 80 basis points to 93.2% from 92.4% in the prior year period. Total mall occupancy at the end of the quarter increased 50 bps to 92.8% from 92.3% in the prior year period. Total portfolio occupancy declined 20 basis points from the prior year period to 92.4%. Occupancy in the associated centers declined to 92.0% from 94.9% at quarter-end as a result of the opening of York Town Center with an occupancy of 70%. York Town Center is now over 98% leased and committed and is currently 82% occupied.

BANKRUPTCY UPDATE:

In October Bombay announced that they would be entering Chapter 11 and closing their stores. We currently have 14 Bombay locations, representing 59,000 square feet and $2.1 million in annual gross rents. Bombay will be keeping their stores open through the holidays.

RETAIL SALES

Same store sales increased 1.2% year to date for reporting tenants 10,000 square feet or less in stabilized malls. Rolling 12-month average sales increased 1.5% as of September 30, to $345 per square foot compared with $340 per square foot in the prior year period.

Occupancy costs, as a percentage of sales, was 13.7% for the nine months ended September 30, compared with 13.4% for the prior year period.

Now I will turn the call over to John for our financial review.

JOHN:

Thank you, Stephen.

During the third quarter we achieved total FFO per share of $0.76, compared with $0.78 per share in the prior year period. For the nine months we recorded FFO per share of $2.27 versus FFO per share of $2.37 in the prior year period. Non-core items impacting FFO per share in the quarter included a tenth of a cent of lease termination fees versus $0.04 per share in the prior year period. During the quarter we recorded a non-cash income tax provision of $0.02 versus none in the prior year period. As we reported in the third quarter of last year we recorded a pick-up to FFO per share as a result of revisions to the depreciable lives of certain assets acquired that resulted in an increase in the net amortization of above and below market leases. We did not have the benefit of this adjustment in the current quarter. As a result, FAS 141 in the quarter was $0.02 per share versus $0.04 per share in the prior year period. These items negatively impacted the quarter by $0.08 per share.

During the quarter there were several instances where actual results differed from our guidance assumptions and negatively impacted our results. I’d like to take a minute to review a few examples:

•

Occupancy in the stabilized mall portfolio increased 110 bps from second quarter. While we are pleased with this increase, the occupancy occurred later in the quarter than we had anticipated. This impacted FFO by more than a penny in the quarter.

•	We had also anticipated a 10% increase in the new mall portfolio occupancy from the second quarter and actually achieved a 7.5% increase. This also impacted our results by a penny.
•	As we mentioned earlier, the income tax provision was a penny higher than we anticipated in the quarter.
•	We were impacted by increases in interest expense during the quarter that was higher than we projected. This was a result of the larger ramp up in LIBOR on our $1.0 billion of floating rate debt.
•	We also had a deferred gain on sale of an outparcel that we did not have the benefit of in the third quarter and had anticipated receiving in our projections.

In total these items significantly impacted our results in the quarter.

Same-center NOI increased 3.9% in the quarter, and 2.0% year-to-date, excluding lease termination fees. Same center NOI grew as a result of strong occupancy increases in the stabilized mall portfolio of 80 basis points and rental rate increases. Same-center NOI during the quarter, including lease termination fees, increased 90 basis points and increased 40 basis points for the nine months. While core same-center NOI growth was strong, it was not as strong as we had originally anticipated. As I mentioned earlier, this was primarily a result of occupancy for inline space and ancillary contributors such as specialty leasing occurring later in the quarter.

FINANCIAL REVIEW:

Additional highlights include:

•

Our cost recovery ratio for the quarter ended September 30, 2007, was 105.0% compared with 102.4%, in the prior year period. For the nine months ended September 30, 2007, the cost recovery ratio was 102.1%, compared with 104.3%, in the prior year period. We expect the cost recovery ratio for the full year to be in the 100% range.

•

G&A represented approximately 3.3% and 3.9% of total revenues in the third quarter and nine months ended September 30, 2007 compared with 3.8% and 3.9% of revenues for quarter and nine months ended September 30, 2006.

•	Our debt-to-total market capitalization ratio was 54.3% as of the end of September compared with 46.9% as of the end of the prior year period.
•

Variable rate debt was 10.9% of the total market capitalization as of the end of September versus 10.1% in the prior year period. Variable debt represented 20.1% of total debt compared with 21.6% in the prior year period.

•	Our EBITDA to interest coverage ratio for the quarter ended September 30, 2007, was 2.27 times, compared with 2.51 times for the prior year period.

STOCK REPURCHASE PROGRAM

During the third quarter the Company repurchased 148,500 shares at an average price of $34.78 per share. We are continuing to monitor the price levels for opportunities to execute additional amounts under the stock repurchase plan.

GUIDANCE UPDATE:

As indicated in our press release, we have adjusted our guidance to incorporate the net impact from the following items:

•	We have increased our out parcel sale estimate for the full year by $0.05 to a total of $0.15 per share,
•

We have increased our guidance by $0.06 per share to account for a management fee we expect to receive related to the Galileo transaction in 2005. If you recall, we expected to receive a $7.0 million fee at the third anniversary of the transaction close.

•

We have increased our guidance by $0.01 per share for the Westfield transaction. This takes into account both the new NOI from the properties, which is offset by interest and preferred distribution expense.

•

We have reduced our guidance by $0.05 per share for an increase in our projected tax provision for the full year to $0.10 per share. Year-to-date we are at $0.04 and we anticipate another $0.06 in the fourth quarter related to higher gains on outparcel sales and the Galileo fee income we noted earlier.

•

As I mentioned earlier, although same center NOI results for the quarter were strong, they were not as strong as we had expected. Based on these results and our expectations for the fourth quarter we are adjusting our same center NOI projection for the year to a range of zero to1.0%. This has an impact of reducing our guidance by $0.09 per share.

Incorporating the net $0.02 per share reduction from these new factors and assumptions, we are revising our guidance for 2007 FFO per share to a range of $3.35 to $3.41 per share. The guidance will continue to exclude the impact of any future acquisitions.

ACQUISITIONS

In October we announced that we had closed on two separate transactions with The Westfield Group involving four St. Louis area regional malls valued at the aggregate of $1.03 billion. In these transactions, the Company gained economic control of four malls in the growing suburbs of St. Louis.

DIVIDEND INCREASE

Yesterday we were pleased to announce that the Board of Directors approved a 7.9% increase in the regular quarterly cash dividend for the Company's Common Stock to $2.18 per share annually from $2.02 per share. This dividend increase represents our 15th consecutive annual increase and we are excited to continue to share with stockholders some of the growth that our portfolio has been able to achieve.

CONCLUSION:

As we head into the fourth quarter we maintain confidence in our business as evidenced by our 7.9% dividend increase. We have a core portfolio of dominant retail centers that will continue to provide solid growth through effective management and leasing as well as value creation from expansions, renovations and enhancements to the properties. In addition, our development pipeline is stronger than it has ever been with more than $460 million currently under construction and we are continuing to announce new exciting projects regularly. While the acquisition environment continues to be difficult we have successfully completed one of the largest transactions in our Company’s history at very attractive pricing and financing. Real estate is a long-term business and our view for the long-term is as strong as it has ever been. We appreciate your continued support and thank you for joining us today. We would now be happy to answer any questions you may have.